Exhibit 10.11

Hims, Inc.
One Letterman Drive Suite C3500
San Francisco, CA 94129

March 21, 2019

Charles Henrich

Re: Offer Letter and Employment Terms

Dear Charles:

1.	Position. HIMS, INC., (the “Company”) is pleased to offer you the position of Chief Technology Officer, Hims & Hers, reporting to the Chief Executive Officer of the Company, on the following terms.

You will work at our facility located at our San Francisco headquarters, on a mutually agreed upon date or on or about March 18th, 2019 (“Start Date”). Of course, the Company may change your position, duties, and work location from time to time in its discretion subject to paragraph 7.

2.

Base Salary. Your annual base salary will be $350,000.00 USD, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule (approximately every two weeks after your Start Date). Please note that any compensation adjustments are at the discretion of the Company and subject to paragraph 7.

3.

Signing Bonus. You shall receive a signing bonus in the amount of $150,000.00 less payroll deductions and withholdings, payable within two weeks of your Start Date. In the event that you voluntarily terminate your employment with the Company within 180 days of your Start Date, you agree to repay the amount of $150,000.00, to the Company, such repayment to occur within thirty (30) days of the date of your termination, and further provided that the signing bonus repaid to the Company shall be the net amount of signing bonus (eg the gross amount less applicable taxes and deductions) actually received by you.

4.

Discretionary Bonus. In addition to your base salary, you will be eligible for an annual discretionary bonus of up to 30% of your annual Base Salary. This bonus is not guaranteed and will be based on your performance and the success of the Company. Except as otherwise provided in paragraph 7, you must remain employed on the payment date to receive any such bonus.

5.

Equity. On the first meeting of the Company’s Board of Directors (the “Board”) after your Start Date upon which it has a valid common stock valuation report (but in no event later than 90 days after your Start Date), the Company shall grant you an option to purchase 3,170,029 shares of the Company’s Class A Common Stock (representing approximately 1% of the Company’s stock on a fully diluted basis based upon a post-funded $100,000,000 Series C round, including all shares reserved under the Company’s option plan) at a per share exercise price equal to the fair market value per share of Class A Common Stock as determined by the Board on the date of grant (the “Option”).    The Option will be governed by the terms and conditions of the Him’s, Inc. 2017 Stock Plan (the “Plan”) and your stock option agreement (which shall reflect the terms set forth in this paragraph 4), and will be subject to vesting as follows: a four year vesting schedule, under which 25% of your Option will vest 12 months after the Start Date, and 1/48th of the total shares will vest at the end of each month thereafter, until either the Option is fully vested or your continuous service (as defined in the Plan) terminates, whichever occurs first. You may exercise the Option for unvested shares provided that any shares that remain unvested at the time of your cessation of service will be subject to repurchase by the Company at the lower of the per share exercise price paid for those shares or the fair market value per share at the time the repurchase right is exercised.

Subject to approval by the Board, you will be permitted to exercise the Option by tendering a full-recourse promissory note to the Company, with the shares acquired thereby pledged as collateral for such note. The Option will have a term of 10 years; notwithstanding anything to the contrary in the Plan, the vested portion of the Option will not terminate earlier upon or following a termination of your service (provided that the Option will in any event remain subject to Section 8(b) of the Plan). If either (i) your employment is involuntarily terminated by the Company without Cause (as defined below) or you terminate employment for Good Reason (as defined below) or (ii) your employment is terminated because of death or Disability (as defined in the Plan), then the Option shall become immediately vested and exercisable with respect to an additional number of shares as if you had completed an additional nine (9) months of continuous service with the Company. In addition, if within ninety (90) days before, or any time after, a Change in Control (as defined below) of the Company either (i) your employment is involuntarily terminated by the Company without Cause (as defined below) or (ii) you terminate employment for Good Reason (as defined below) (“Double Trigger”), then the Option, to the extent outstanding and unvested, shall immediately become vested and exercisable in its entirety. In addition, the Option will become vested and exercisable in its entirety upon a Change in Control if the Option is neither continued, assumed, substituted or cancelled for the right to receive cash or the property received by the holders of Common Stock in such Change of Control on a vesting schedule in the aggregate no less favorable than that which applied prior to such Change in Control by the surviving corporation. “Change in Control” shall mean (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) a sale of all or substantially all of the Company’s assets, (c) a change in the beneficial ownership of a majority of the Company’s shares or shares of the Company representing majority of the voting power of the Company’s shares or power to appoint a majority of the Board (excluding, for avoidance of doubt, a shareholder’s transfer of shares to an affiliate of such shareholder), or (d) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

6.

Benefits and Expenses. During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company shall reimburse you for all reasonable business expenses of types authorized by the Company and reasonably and necessarily incurred or paid for by you in the performance of your duties, responsibilities, and authorities hereunder, provided that, you shall submit proof of such business expenses and comply with such reasonable budget limitations with respect to expenses as the Company may establish from time to time.

7.

Vacation. Exempt and nonexempt employees may take a reasonable amount of time off with pay, as permitted by their duties and responsibilities, and as approved in advance by their supervisor. Exempt and nonexempt employees do not accrue vacation, and there is no set guideline as to how much vacation each employee will be permitted to take. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. Since vacation is not allotted or accrued, “unused” vacation time will not be carried over from one year to the next nor paid out upon termination. The Company may change compensation and benefits from time to time in its discretion.

8.

Severance. Should your employment with the Company be terminated by the Company without Cause or by you for Good Reason, then you shall be entitled to a lump sum severance payment on the first payroll period after the 30th day following such termination date equal to three (3) months of your base salary plus a pro-rated portion of your bonus opportunity determined based upon the percentage of the applicable calendar year for which you completed service. In addition, the Company shall make monthly payments (“Health Severance”) to you which payments shall not exceed the employer portion of the Company’s monthly cost to provide you with health insurance coverage immediately prior to your termination date until the earlier of (i) three (3) months subsequent to the date of termination and (ii) the date on which you become eligible for coverage under the health plan of another employer or through self-employment. Any vesting acceleration benefits, severance payment or Health Severance will be contingent on your signing and not revoking the form of release attached as Exhibit A within sixty (60) days after your termination. For purposes of this offer letter, the following definitions shall be in effect:

a.

“Cause” shall mean (i) your gross negligence or reckless misconduct in the performance of your duties and responsibilities for the Company, (ii) your continuing material failure to perform reasonable and lawful assigned duties in accordance with your position with the company after receiving at least two performance improvement plans from the CEO in a 90-day period in which such failure was identified in writing and you were provided a reasonable opportunity to correct such failure during the course of such 90-day period, (iii) your failure or intentional refusal to comply in any material respect with any written policies or rules of the Company (such as the Company’s anti-discrimination and harassment policy), (iv) your engagement in any act or omission involving material theft, fraud or embezzlement of Company property or your conviction by a court of competent jurisdiction of, or your pleading guilty or nolo contendere to, any felony or any crime involving moral turpitude, or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. Other than with respect to clauses (i), (iii) and (iv), Termination for Cause will only be effective if the Company provides you written notice of any event constituting Cause within thirty (30) days after the occurrence of any such event, and you do not cure said event within thirty (30) days after receipt of the notice provided.

b.

“Good Reason” shall mean the occurrence of one or more of the following without your written consent: (i) a material diminution of your authority, duties or responsibilities (including a change in your position of Chief Technology Officer), (ii) a change in your reporting to anyone other than the Chief Executive Officer of the Company, (iii) a requirement that your principal workplace is relocated by more than thirty-five (35) miles from the Company’s principal location in San Francisco, CA, or (iv) a reduction in your Base Salary or bonus opportunity (v) a breach of the Company’s obligations under this Agreement; provided that in the case of (i) and (ii) neither a mere change in title alone nor reassignment following a Change in Control to a position that is comparable to the status and position held prior to the Change in Control shall constitute a material reduction in job responsibilities. Your resignation for Good Reason will only be effective if you provide written notice to the Company of any event constituting Good Reason within thirty (30) days after the later to occur of (i) the occurrence of any such event, or (ii) you becoming aware of such event, and the Company does not cure such event to your reasonable satisfaction within thirty (30) days after receipt of the notice, and provided further that you terminate your employment within ninety (90) days of the date of your written notice.

9.

Obligations. As a Company employee, you will be expected to abide by Company rules and policies, and as a condition of employment, you must sign and comply with the Company’s Employee Handbook. During your employment, you shall devote your full business efforts and time to the Company. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the CEO, from serving on the boards of directors of companies that are not competitors to the Company or any of its affiliates, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at the Company.

10.

Non-Solicitation. You agree that during your employment with the Company and for a period of one year following the termination of that employment, whether such termination is voluntary or involuntary and regardless of the reason for such termination, you will not, on behalf of yourself or on behalf of any other person, company, or corporation (i) solicit an employee of Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries or to become employed by any person, company or corporation engaged in competition with the Company or any of its subsidiaries, or (ii) call on or solicit in any manner any customer of the Company or any of its subsidiaries with which you have had any dealings of any kind or whom you contacted during the course of your employment with the Company or any of its subsidiaries for the purpose of doing business of the type done by Company or any of its affiliates with such customer.

11.

Non-Disparagement. You agree, other than with regard to employees in the good faith performance of your duties while employed by the Company, both during and for five years after your employment with the Company terminates, not to knowingly disparage Company, or its affiliates, officers, directors, employees or agents in any manner likely to be harmful to it or them or its or their business, business reputation or personal reputation. From the date of your separation of employment and for a period of five years thereafter, the Company agrees not to knowingly disparage you in any manner likely to be harmful to you or your personal reputation. This paragraph shall not be violated by statements which are truthful, complete and made in good faith in required response to legal process or governmental inquiry.

12.

Confidentiality & Inventions. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. As a condition of employment, you must sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

13.

At-Will Employment. Subject to paragraph 7, your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company, and the Company may terminate your employment at any time, with or without cause or advance notice, each subject to paragraph 7. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

14.

Background Check & Employment Authorization. This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

15.

Arbitration. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay for all expenses unique to arbitration (including the arbitration administrative expenses and the arbitrator’s fees and expenses). As a condition of employment, you are required to sign and comply with an Arbitration Agreement.

16.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, the Arbitration Agreement, and the Employee Handbook (copies of which as in effect the date hereof have been provided to you by the Company) forms the complete and exclusive statement of your employment agreement with the Company; provided that in the event of any conflict between the terms of this letter and your Employee Confidential Information and Inventions Assignment Agreement, the Arbitration Agreement, or the Employee Handbook, the terms of this letter shall control. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

17.

409A. It is intended that compensation paid to you hereunder is either paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code, and the regulations promulgated thereunder (together, “Section 409A”), and this letter shall be interpreted and administered accordingly. If and to the extent necessary to comply with Section 409A, “terminate”, “terminated” or “termination” or words of similar import relating to your employment with the Company, as used in this letter, shall be construed as the date that you first incur a “separation from service” from the Company within the meaning of Section 409A. If the Company determines that you are a “specified employee” under Section 409A at the time of your separation from service, then (i) the payments under Section 7, to the extent subject to Section 409A, will commence or be paid on the first business day following the earlier of (A) expiration of the six-month period measured from your separation from service or (B) the date of your death and (ii) any installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence. Any taxable reimbursement of business or other expenses provided for under this letter shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

Please sign and date this letter and return this letter to me by March 21st, 2019 at 11:59pm if you wish to accept employment at the Company under the terms described above. A copy will be provided to you.

We believe you will find working with us to be incredibly rewarding and we look forward to working closely with you. Please do not hesitate to contact us, should you have any questions regarding these or other matters.

Sincerely,

HIMS, Inc.

By:	/s/ Andrew Dudum,
Andrew Dudum, CEO

Understood and Accepted:

	/s/ Charles Henrich	3/21/2019
	Charles Henrich	Date

Email

Exhibit A: Form of Release

[TO COME]